Exhibit 99.1

Esperion Reports Third Quarter 2025 Financial Results and Provides Business Update

– Q3 2025 Total Revenue Grew 69% Y/Y to $87.3 Million –

– Q3 2025 U.S. Net Product Revenue Grew 31% Y/Y to $40.7 Million –

– Reached Settlement Agreement with ANDA Filer, Dr. Reddy’s Laboratories, Not to Market Generic Versions of NEXLETOL® (bempedoic acid) and NEXLIZET® (bempedoic acid and ezetimibe) Prior to April 2040 –

– Bempedoic Acid Received Level 1a Recommendation in Updated ESC/EAS Guidelines for Management of Dyslipidemias –

– Partner Otsuka Received Regulatory Approval and Favorable Preliminary Pricing to Market NEXLETOL in Japan, Which Will Trigger Significant Milestone Payments Upon Final Pricing Approval –

– Conference Call and Webcast Today at 8:00 a.m. ET –

ANN ARBOR, Mich., November 6, 2025 (GLOBE NEWSWIRE) – Esperion (NASDAQ: ESPR) today reported financial results for the third quarter ended September 30, 2025, and provided a business update.

"Our third quarter performance reflects consistently strong execution across our commercial, clinical, and global expansion strategies. We delivered robust year-over-year revenue growth, driven by increased U.S. prescription volume and expanded payer coverage, now reaching over 90% of commercial lives and more than 80% of Medicare lives. The recent settlement agreement with Dr. Reddy’s, along with earlier settlements with three other ANDA filers, supports our ability to build and maintain our market leadership for many years to come. We’re seeing strong momentum in healthcare practitioner engagement and patient access, driven by innovative consumer campaigns and a strategic focus on statin intolerance. We’re building on this success through targeted investments that expand our commercial momentum,” stated Sheldon Koenig, President and CEO of Esperion.

“The inclusion of bempedoic acid as a Class I, Level A recommendation in the 2025 ESC/EAS guidelines marks a pivotal moment in cardiovascular risk management. We believe this recognition will be reflected similarly in the upcoming U.S. guidelines expected in the first quarter of 2026. In anticipation of this and our extended patent runway, throughout the third quarter we invested in enhanced payer access, expanded sales and marketing initiatives, and patient access programs to ensure that we are leveraging these advantages to drive revenue growth and build a blockbuster franchise,” continued Mr. Koenig.

Third Quarter 2025 Key Accomplishments and Recent Highlights

Advancing the U.S. Commercial Strategy

•Reached settlement agreements with four ANDA filers, including Dr. Reddy’s Laboratories, not to market generic version of bempedoic acid until 2040.
•Appointed industry veteran John Harlow as Chief Commercial Officer.

•The Company’s differentiated cardiovascular (CV) risk reduction data in primary prevention and statin intolerance continues to resonate with healthcare providers to drive prescriptions and revenue.
◦Established strong branding within statin intolerant population with new marketing campaign focused on, “Can’t take a statin? Make NEXLIZET happen!”
◦“Lipid Lurkers” campaign awarded “Best CGI Category” at the Creative Floor Awards in London last month.
◦Launched the Company’s first ever Direct to Consumer promotional ad on connected TV platforms such as Disney Streaming and Hulu.
◦Company to host a virtual investor Key Opinion Leader Event on the role of bempedoic acid for the treatment of statin intolerant patients on November 11, 2025, featuring discussion with lipidology experts. To join the webinar, register here.
•Strengthened access and reimbursement support for NEXLETOL and NEXLIZET and now have greater than 90% of commercial lives and more than 80% of Medicare beneficiaries covered, with all national commercial and Medicare payers covering all indications.
•Increased total retail prescription equivalents by approximately 9% and grew the number of healthcare practitioners writing prescriptions for NEXLETOL and NEXLIZET to more than 30,000 in the third quarter of 2025.
•Esperion is laying the foundation to leverage the expected inclusion of bempedoic acid in the updated U.S. guidelines for the management of dyslipidemias in early 2026 by increasing patient access through patient support programs, market access contract activation, engagement with integrated delivery networks and direct-to-consumer initiatives.
Global Expansion

•Daiichi Sankyo Europe, Esperion’s strategic partner in the region, continues to deliver robust revenue growth and expand market share for both NILEMDO® (bempedoic acid) and NUSTENDI® (bempedoic acid and ezetimibe).
◦Bempedoic acid was included as a Class I, Level A recommendation in the 2025 ESC/EAS guidelines, which supports its expanded utilization across the 30 countries of the European Union.
◦NILEMDO launched in Denmark, Sweden and Finland.
◦Royalty revenue increased 21% sequentially to $16.4 million, continuing to underscore the ongoing opportunity in Europe for sales of NILEMDO and NUSTENDI.
◦In August 2025, DSE announced the development of oral triple combination lipid-lowering tablets, with SANTORINI simulations showing improved LDL-C goal attainment aligned with the 2025 ESC/EAS guidelines.
•In September 2025, the Company’s partner in Japan, Otsuka Pharmaceutical Co., Ltd. received approval from the Japanese Ministry of Health, Labour and Welfare to market NEXLETOL as a treatment for hypercholesterolemia and familial hypercholesterolemia.
◦In November 2025, Otsuka received favorable preliminary pricing approval from the National Health Insurance in Japan, which will trigger significant milestone payments from Otsuka upon final pricing approval.
•HLS Therapeutics, Esperion’s commercial partner for NEXLETOL and NEXLIZET in Canada, has filed New Drug Submissions to Health Canada and remains on track for expected market approval by year-end 2025.
•Esperion continues to expect its partner in Israel, Neopharm Israel, to receive regulatory approval to market NEXLETOL and NEXLIZET in the first half of 2026.

•CSL Seqirus, the Company’s partner in Australia and New Zealand, filed a marketing application in Australia for NEXLETOL and NEXLIZET in July 2025, and expects market approval in Q4 2026.

R&D Pipeline

•Nominated ESP-2001, the Company’s highly specific allosteric ATP citrate lyase inhibitor, as preclinical development candidate for the treatment of primary sclerosing cholangitis (PSC).
•Esperion began Investigational New Drug-enabling studies with a goal to file an IND with the U.S. Food and Drug Administration (FDA) to initiate first-in-human clinical studies in 2026.
•With an estimated prevalence of approximately 76,000 diagnosed PSC patients across the U.S. and Europe, and with no approved treatment options, ESP-2001 – a wholly owned asset for which Esperion retains exclusive global development and commercialization rights – represents a potential blockbuster market opportunity of over $1 billion annually.
•ESP-2001 has potential eligibility for Orphan Drug and Fast Track designations from the U.S. FDA, as well as PRIME designation from the European Medicines Agency.

Publications

•Ray KK, et al. “Association of Uric Acid-Lowering Therapies on Gout Frequency with Bempedoic Acid: Clinical Insights from CLEAR Outcomes” published in JACC: Advances:
◦Post-hoc analysis of CLEAR Outcomes demonstrated incidence of gout with bempedoic acid was comparable to placebo in patients with no history of gout and a normal baseline uric acid level.
◦While bempedoic acid was associated with higher incidence of gout in patients with elevated uric acid at baseline, gout was less pronounced when uric acid-lowering medications were used, suggesting that clinically indicated monitoring and treatment initiation may reduce potential risk of gout in patients receiving bempedoic acid.
•Nicholls SJ, et al. “Cost Effectiveness of Bempedoic Acid in High Cardiovascular Risk Patients with Statin Intolerance: An Analysis of the CLEAR Outcomes Trial” published in American Journal of Cardiovascular Drugs:
◦This economic model demonstrated that treatment with bempedoic acid provides improved lifetime CV risk reduction over standard of care, resulting in a substantial net benefit over standard of care in primary and secondary prevention patients: in the base case, there were 366 fewer lifetime major adverse cardiac events (MACE) per every 1000 patients with bempedoic acid compared with standard of care.
◦At payer prices, the incremental cost-effectiveness ratio (ICER) for bempedoic acid was well below the threshold commonly used in the US of <$150,000 per quality-adjusted life year (QALY).
◦A separate scenario was modeled for the fixed-dose combination, which resulted in a very favorable ICER of <$50,000 per QALY.

Third Quarter and YTD 2025 Financial Results

Revenue

•Total revenue for the three and nine months ended September 30, 2025 was $87.3 million and $234.7 million, respectively, compared to $51.6 million and $263.2 million for the comparable periods in 2024, an increase of 69% and a decrease of 11%, respectively. The decrease in the nine months ended September 30, 2025 was driven by the settlement agreement milestone with DSE received in 2024. Excluding the settlement agreement milestones, total revenue grew approximately 67% from the nine months ended September 30, 2024.
•U.S. net product revenue for the three and nine months ended September 30, 2025 was $40.7 million and $115.8 million, respectively, compared to $31.1 million and $84.2 million, for the comparable periods in 2024, an increase of 31% and 38%, respectively.
•Collaboration revenue was $46.7 million and $118.8 million for the three and nine months ended September 30, 2025, respectively, compared to $20.5 million and $179.0 million for the comparable periods in 2024, an increase of approximately 128% and a decrease of 34%, respectively.
◦The increase in the three months ended September 30, 2025, was driven by increases in royalty sales within our partner territories and product sales to our collaboration partners from our supply agreements. The decrease in the nine months ended September 30, 2025 was driven by the settlement agreement milestone with DSE received in 2024, offset partially by increases in royalty sales and product sales to our collaboration partners. Excluding the settlement agreement milestones, collaboration revenue grew approximately 111% from the nine months ended September 30, 2024.

R&D Expenses

•Research and development expenses for the three and nine months ended September 30, 2025 were $14.1 million and $33.9 million, respectively, compared to $10.4 million and $35.3 million for the comparable periods in 2024, an increase of 36% and a decrease of 4%, respectively.
◦The increase in research and development expenses for the three months ended September 30, 2025, was primarily attributable to increased costs for ongoing clinical studies related to our pediatric program.

Selling, General and Administrative (SG&A) Expenses

•Selling, general and administrative expenses for the three and nine months ended September 30, 2025 were $41.8 million and $124.4 million, respectively, compared to $40.0 million and $126.1 million for the comparable periods in 2024, an increase of 5% and a decrease of 1%, respectively.
◦The increase in selling, general and administrative expenses for the three months ended September 30, 2025, was primarily related to increased legal costs associated with the ANDA litigation and increased media costs.

Net Income (Loss). For the three and nine months ended September 30, 2025, the Company had net losses of $31.3 million and $84.5 million, respectively, compared to net losses of $29.5 million and $30.4 million for the comparable periods in 2024, respectively.

Net Income (Loss) Per Share. Basic and diluted net losses per share for the three and nine months ended September 30, 2025 were $0.16 and $0.43, respectively, compared to basic and diluted losses per share of $0.15 and $0.17, for the comparable periods in 2024, respectively.

Cash and Cash Equivalents. As of September 30, 2025, cash and cash equivalents totaled $92.4 million compared to $144.8 million as of December 31, 2024. Following the close of the quarter, the Company raised approximately $72.6 million in net proceeds through a public stock offering.

The Company ended the quarter with approximately 205.4 million shares of common stock outstanding, excluding 2.0 million treasury shares.

2025 Financial Outlook

The Company reiterates its expectation for full year 2025 operating expenses to be in the range of $215 million to $235 million, including approximately $15 million in non-cash expenses related to stock compensation. Based on the strength of the Company’s performance, Esperion expects to achieve sustainable profitability beginning in the first quarter of 2026.

Conference Call and Webcast Information
Esperion will host a conference call and webcast today at 8:00 a.m. ET to discuss the financial results and business progress.

A live audio webcast can be accessed on the investor and media section of the Esperion website. The webcast replay will be available approximately two hours after completion of the call and will be archived on the Company's website for approximately 90 days.

INDICATION
NEXLIZET and NEXLETOL are indicated:

•The bempedoic acid component of NEXLIZET and NEXLETOL is indicated to reduce the risk of myocardial infarction and coronary revascularization in adults who are unable to take recommended statin therapy (including those not taking a statin) with:
◦established cardiovascular disease (CVD), or
◦at high risk for a CVD event but without established CVD.
•As an adjunct to diet:
◦NEXLIZET, alone or in combination with other LDL-C lowering therapies, to reduce LDL-C in adults with primary hyperlipidemia, including HeFH.
◦NEXLETOL, in combination with other LDL-C lowering therapies, or alone when concomitant LDL-C lowering therapy is not possible, to reduce LDL-C in adults with primary hyperlipidemia, including HeFH.

IMPORTANT SAFETY INFORMATION
NEXLIZET and NEXLETOL are contraindicated in patients with a prior hypersensitivity to bempedoic acid or ezetimibe or any of the excipients. Serious hypersensitivity reactions including anaphylaxis, angioedema, rash, and urticaria have been reported.

Hyperuricemia: Bempedoic acid, a component of NEXLIZET and NEXLETOL, may increase blood uric acid levels, which may lead to gout. Hyperuricemia may occur early in treatment and persist throughout treatment, returning to baseline following discontinuation of treatment. Assess uric acid levels periodically as clinically indicated. Monitor for signs and symptoms of hyperuricemia, and initiate treatment with urate-lowering drugs as appropriate.

Tendon Rupture: Bempedoic acid, a component of NEXLIZET and NEXLETOL, is associated with an increased risk of tendon rupture or injury. Tendon rupture may occur more frequently in patients over 60 years of age, in those taking corticosteroid or fluoroquinolone drugs, in patients with renal failure, and in patients with previous tendon disorders. Discontinue NEXLIZET or NEXLETOL at the first sign of tendon rupture. Consider alternative therapy in patients who have a history of tendon disorders or tendon rupture.

The most common adverse reactions in the primary hyperlipidemia trials of bempedoic acid, a component of NEXLIZET and NEXLETOL, in ≥2% of patients and greater than placebo were upper respiratory tract infection, muscle spasms, hyperuricemia, back pain, abdominal pain or discomfort, bronchitis, pain in extremity, anemia, and elevated liver enzymes.

Adverse reactions reported in ≥2% of patients treated with ezetimibe (a component of NEXLIZET) and at an incidence greater than placebo in clinical trials were upper respiratory tract infection, diarrhea, arthralgia, sinusitis, pain in extremity, fatigue, and influenza.

In the primary hyperlipidemia trials of NEXLIZET, the most commonly reported adverse reactions (incidence ≥3% and greater than placebo) observed with NEXLIZET, but not observed in clinical trials of bempedoic acid or ezetimibe, were urinary tract infection, nasopharyngitis, and constipation.

The most common adverse reactions in the cardiovascular outcomes trial for bempedoic acid, a component of NEXLIZET and NEXLETOL, at an incidence of ≥2% and 0.5% greater than placebo were hyperuricemia, renal impairment, anemia, elevated liver enzymes, muscle spasms, gout, and cholelithiasis.

Discontinue NEXLIZET or NEXLETOL when pregnancy is recognized unless the benefits of therapy outweigh the potential risks to the fetus. Because of the potential for serious adverse reactions in a breast-fed infant, breastfeeding is not recommended during treatment with NEXLIZET or NEXLETOL.

Report pregnancies to Esperion Therapeutics, Inc. Adverse Event reporting line at 1-833-377-7633.

Please see full Prescribing Information for NEXLIZET and NEXLETOL.

About Esperion Therapeutics
Esperion Therapeutics, Inc. is a commercial stage biopharmaceutical company focused on bringing new medicines to market that address unmet needs of patients and healthcare professionals. The Company developed and is commercializing the only U.S. Food and Drug Administration (FDA) approved oral, once-daily, non-statin medicines for patients who are at risk for cardiovascular disease and are struggling with elevated low density lipoprotein cholesterol (LDL-C). These medications are supported by the nearly 14,000 patient CLEAR Cardiovascular Outcomes Trial.

Esperion continues to build on its success with its next generation program which is focused on developing ATP citrate lyase inhibitors (ACLYi). New insights into the structure and function of ACLYi fully enables rational drug design and the opportunity to develop highly potent and specific inhibitors with allosteric mechanisms. Esperion continues to evolve into a leading global biopharmaceutical company through commercial execution, international partnerships and collaborations and advancement of its pre-clinical pipeline. For more information, visit esperion.com and follow Esperion on LinkedIn and X.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding marketing strategy and commercialization plans, current and planned operational expenses, expected profitability, future operations, commercial products, clinical development, including the timing, designs and plans for the CLEAR Outcomes study and its results, plans for potential future product candidates, financial condition and outlook, including expected cash runway and profitability, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the net sales, profitability, and growth of Esperion’s commercial products, clinical activities and results, supply chain, commercial development and launch plans, the outcomes and anticipated benefits of legal proceedings and settlements, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Esperion Contact Information:
Investors:
Alina Venezia
investorrelations@esperion.com
(734) 887-3903

Media:
Tiffany Aldrich
corporateteam@esperion.com
(616) 443-8438

Esperion Therapeutics, Inc.

Balance Sheet Data
(In thousands)
(Unaudited)

	September 30, 2025	December 31, 2024
Cash and cash equivalents	$92,447	$144,761
Working capital	1,431	91,765
Total assets	364,020	343,821
Royalty sale liability	294,190	293,610
Convertible notes, net of issuance costs	151,991	151,320
Long-term debt	151,653	140,971
Common stock	205	196
Accumulated deficit	(1,685,542)	(1,601,029)
Total stockholders' deficit	(451,361)	(388,722)

Esperion Therapeutics, Inc.

Statement of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Product sales, net	$40,659	$31,106	$115,846	$84,164
Collaboration revenue	46,650	20,526	118,843	179,037
Total Revenues	87,309	51,632	234,689	263,201

Operating expenses:
Cost of goods sold	41,289	17,286	101,370	42,970
Research and development	14,131	10,397	33,926	35,261
Selling, general and administrative	41,848	39,975	124,353	126,148
Total operating expenses	97,268	67,658	259,649	204,379

(Loss) income from operations	(9,959)	(16,026)	(24,960)	58,822

Interest expense	(22,051)	(15,082)	(61,968)	(42,829)
Loss on extinguishment of debt	—	—	—	(53,235)
Other income, net	677	1,584	2,415	6,815
Net loss	$(31,333)	$(29,524)	$(84,513)	$(30,427)

Net loss per common share - basic and diluted	$(0.16)	$(0.15)	$(0.43)	$(0.17)

Weighted-average shares outstanding - basic and diluted	200,736,136	194,930,830	198,153,654	184,366,434